EXHIBIT 23

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation of our report included in this Annual Report on Form 10-K, into the Company's previously filed registration statements on Form S-3 (File No. 333-27575), on Form S-3 (File No. 333-33215) on Form S-4 (File No. 333-33755), Form S-8 (File No. 333-30155) and on Form S-8 (File No. 333-30157).

ARTHUR ANDERSEN LLP

Houston, Texas
March 23, 1998